EXHIBIT 23.1

KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-177579) on Form S-8 of our report dated June 22, 2026, with respect to the financial statements and the supplemental Schedule H, Line 4(i) – Schedule of Assets (Held at End of Year) as of December 31, 2025 of the BMO 401(k) Savings Plan.

/s/ KPMG LLP

Chicago, Illinois

June 23, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.